Exhibit 99.1

ARBOR REALTY TRUST ENTERS INTO AN AGREEMENT TO SELL 200 FIFTH AVENUE PROPERTY

    UNIONDALE, N.Y., April 10 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that the Company, as part of an investor group for the 200 Fifth LLC Holdings partnership, has entered into an agreement to sell the 200 Fifth Avenue property, one of the buildings that comprise the "Toy Center", for approximately $480 million. The investor group, on a pro- rata basis, will retain an adjacent building located at 1107 Broadway, with approximately 320,000 square feet.

    The Company currently has $137 million of outstanding mezzanine debt to the partnership and a 20% equity interest in the underlying partnership with approximately $17 million of invested capital. The partnership intends to use the net proceeds from the sale of the 200 Fifth Avenue property to repay all outstanding debt on both the 200 Fifth Avenue and the 1107 Broadway properties, as well as return substantially all of the invested capital to the partners. In addition, the partnership intends to obtain new debt on the 1107 Broadway property and the proceeds of the financing will be distributed to the partners on a pro-rata basis. At this time, the partnership has not yet determined whether it will retain this property for redevelopment or position it for sale.

    The Company owns its 20% equity interest through a taxable REIT subsidiary and therefore, gain on this transaction is subject to corporate income tax. The Company is currently evaluating the accounting impact pertaining to the gain on the sale of this property. The buyer has funded a $30 million deposit and the transaction is expected to close in the second quarter of 2007, subject to customary closing conditions.

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement

    The information included in this press release was based on the significant terms of the agreement. The agreement is subject to certain closing conditions and the Company can make no assurances that this agreement will close timely or at all. In addition if the terms of this agreement are amended this may have a material impact on the economics of the transaction.

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2006 and its other reports filed with the SEC. Such forward- looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Investors:
    Stephanie Carrington/ Denise Roche
    The Ruth Group
    646-536-7017 / 7008
    scarrington@theruthgroup.com
    droche@theruthgroup.com

    Contacts:
    Arbor Realty Trust, Inc.
    Paul Elenio, Chief Financial Officer
    516-832-7422
    pelenio@arbor.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             04/10/2007
    /CONTACT: Investors, Stephanie Carrington, +1-646-536-7017, or scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, or droche@theruthgroup.com, both of The Ruth Group; or Paul Elenio, Chief Financial Officer of Arbor Realty Trust, Inc., +1-516-832-7422, or pelenio@arbor.com; or Media, Bonnie Habyan of SVP of Marketing, +1-516-229-6615, or bhabyan@arbor.com /
    (ABR)